As filed with the Securities and Exchange Commission on June 22, 2026

Registration No. 333-292032

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT No. 1 to

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TENON MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	3841	45-5574718
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

104 Cooper Court

Los Gatos, CA 95032

(408) 649-5760

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven M. Foster

Chief Executive Officer and President

Tenon Medical, Inc.

104 Cooper Court

Los Gatos, CA 95032

(408) 649-5760

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross Carmel, Esq.

Jeffrey Wofford, Esq.

Anna Chaykina, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

(212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED June 22, 2026

TENON MEDICAL, INC.

6,296,246 Shares of Common Stock

This prospectus relates to the offer and resale of up to an aggregate of 6,296,246 shares of common stock, par value $0.001 per share (“Common Stock”), of Tenon Medical, Inc., a Delaware corporation (the “Company”, “we”, “us” or “our”), by the selling stockholders named herein. or their assignees (the “Selling Stockholders”).

We are registering the resale of up to 6,296,246 shares of Common Stock which consist of (i) 2,217,904 shares of Common Stock (the “Shares”) issued to certain accredited investors (“Investors”) on November 14, 2025 in a private placement transaction (“Private Placement”) pursuant to securities purchase agreements dated November 10, 2025 (the “Securities Purchase Agreements”), by and between the Company and the Investors, (ii) up to 2,217,904 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of common stock purchase warrants (the “Warrants”) issued to the Investors in the Private Placement on November 14, 2025, (iii) 138,114 shares of Common Stock (“WG Shares”) issued by the Company to Wyatt Geist, its Chief Innovation Officer, on August 1, 2025, pursuant his employment agreement (“WG Employment Agreement”) with the Company, which are subject to a vesting schedule as described therein, (iv) 138,114 shares of Common Stock (“NG Shares”) issued by the Company to Nathaniel Grawey, its Chief Commercial Officer, on August 1, 2025, pursuant his employment agreement (“NG Employment Agreement”) with the Company, which are subject to a vesting schedule as described therein, (v) 986,528 shares of Common Stock (“SV Shares”) issued by the Company to SiVantage, Inc. (“SiVantage”) pursuant to the asset purchase agreement (“Asset Purchase Agreement”) by and between the Company and SiVantage, dated August 1, 2025, 473,533 shares of which are subject to a pledge to the Company as described therein, (vi) up to 591,128 shares of Common Stock (“SV Milestone Shares”) issuable by the Company to SiVantage upon achievement of certain milestones pursuant to the Asset Purchase Agreement, and (vii) 6,554 shares of Common Stock (“SM Shares”) issued to an employee of the Company pursuant to Tenon Medical, Inc. 2022 Equity Incentive Plan.

The Shares, the Warrant Shares, WG Shares, NG Shares, SV Shares, SV Milestone Shares, and SM Shares are collectively referred to herein as the “Resale Shares.”

We are filing this registration statement on Form S-3, of which this prospectus forms a part, to fulfill our contractual obligations to provide for the registration of the resale of the Resale Shares by Selling Stockholders. See “Private Placement” and “Selling Stockholders” beginning on pages 9 and 11, respectively, of this prospectus for more information about the Securities Purchase Agreements, the Warrants, and the Selling Stockholders. See our Current Report on Form 8-K filed with the SEC on August 7, 2025 for more information about the WG Employment Agreement, NG Employment Agreement, and Asset Purchase Agreement. The registration of the shares of Common Stock to which this prospectus relates does not require the Selling Stockholders to sell any of their shares of our Common Stock.

We are not offering any shares of Common Stock under this prospectus and will not receive any proceeds from the sale or other disposition of the shares of our Common Stock covered hereby. However, we will receive the proceeds from any exercise of the Common Warrants for cash. See “Use of Proceeds” beginning on page 10 of this prospectus.

The Selling Stockholders identified in this prospectus, or their pledgees, assignees, donees, transferees or their respective successors-in-interest, from time to time may offer and sell through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices the shares held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. See “Plan of Distribution” beginning on page 14 of this prospectus for more information about how the Selling Stockholders may sell their respective shares of Common Stock. The Selling Stockholders may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. (the “Securities Act”).

We have agreed to bear all of the expenses in connection with the registration of the Resale Shares pursuant to this prospectus. The Selling Stockholders will pay or assume all commissions, discounts, fees of underwriters, agents, selling brokers or dealer managers and similar expenses, if any, attributable to their respective sales of the shares of Common Stock.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “TNON”. On June 18, 2026, the closing price of our Common Stock on the Nasdaq Capital Market was $0.35 per share.

This offering will terminate on the earlier of (i) the date when all of the securities registered hereunder have been sold pursuant to this prospectus or Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the date on which all of such securities may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, unless we terminate it earlier.

Investing in our Common Stock involves risks. You should carefully review the risks described under the heading “Risk Factors” beginning on page 6 and in the documents which are incorporated by reference herein before you invest in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. Currently, we are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. Please read “Implications of Being an Emerging Growth Company.”

The date of this prospectus is [●], 2026

i

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholders may offer from time to time up to 6,296,246 shares of Common Stock. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the shares of Common Stock offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the shares of Common Stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of shares of Common Stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

As used in this prospectus, unless the context otherwise requires, the terms “TNON,” the “Company,” the “registrant,” “we,” “us,” “our,” “our company,” or “ours” refer to Tenon Medical, Inc.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein and therein, and other written and oral statements we make from time to time contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can identify these forward-looking statements by the fact they use words such as “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will,” “potential,” “opportunity,” “future,” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert, or change any of them, and could cause actual outcomes to differ materially from current expectations. These statements are likely to relate to, among other things: our business strategy; our research and development; our expansion and growth; our ability to evaluate and measure our business, prospects and performance metrics; our ability to compete, directly and indirectly, and succeed in the highly competitive medical devices industry; our ability to respond and adapt to changes in technology and customer behavior; our ability to protect our intellectual property and to develop, maintain and enhance a strong brand; our prospects for initiating partnerships or collaborations; the timing of the introduction of products; the effect of new accounting pronouncements; uncertainty regarding our future operating results and our profitability, anticipated sources of funds as well as our plans, objectives, expectations, and intentions.

We have included more detailed descriptions of these risks and uncertainties and other risks and uncertainties applicable to our business that we believe could cause actual results to differ materially from any forward-looking statement in the “Risk Factors” sections of this prospectus and the documents incorporated by reference herein including, but not limited to, the risk factors incorporated by reference from our filings with the SEC. We encourage you to read those descriptions carefully. Although we believe we have been prudent in our plans and assumptions, no assurance can be given that any goal or plan set forth in forward-looking statements can be achieved. We caution investors not to place significant reliance on forward-looking statements; such statements need to be evaluated in light of all the information contained and incorporated by reference in this prospectus. Furthermore, the statements speak only as of the date of each document, and we undertake no obligation to update or revise these statements.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information may be imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus and in any documents that we incorporate by reference into this prospectus and the registration statement of which this prospectus forms a part. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

iii

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the matters set forth in the section titled “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K. Some of the statements contained in this prospectus, including statements under “Prospectus Summary” and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties. Our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

The Company

The Company was incorporated in the State of Delaware on June 19, 2012 and was headquartered in San Ramon, California until June 2021 when it relocated to Los Gatos, California. The Company is a medical device company dedicated to transforming care for patients with certain sacro-pelvic disorders. The Company currently offers two systems to treat a diseased sacroiliac joint (the “SI Joint”). The Company has developed The Catamaran®™ SI Joint Fusion System (“The Catamaran System”) that offers a novel, less invasive approach to the SI Joint using a single, robust, titanium implant for treatment of the most common types of SI-Joint disorders that cause lower back pain. The Company received U.S. Food and Drug Administration (“FDA”) clearance in 2018 for The Catamaran System and is currently focused on the US market. Since the national launch of The Catamaran System in October 2022, the Company has been focused on three commercial opportunities: 1) primary SI Joint procedures, 2) revision procedures of failed SI Joint implants and 3) SI-Joint fusion adjunct to a spine fusion construct.

In August 2025, the Company acquired substantially all of the assets of SiVantage, Inc. and SIMPL Medical, LLC, including the SImmetry+® SI Joint Fusion System (“The SImmetry+ System”) that treats disorders of the SI Joint through minimally invasive lateral access solution that incorporates well-established orthopedic fusion principles-including joint decortication, bone graft placement, and rigid fixation-with the goal of achieving a true biological fusion across the SI Joint.

The Opportunity

We estimate that over 30 million American adults have chronic lower back pain. Published clinical studies have shown that 15% to 30% of all chronic lower back pain is associated with the SI Joint. For patients whose chronic lower back pain stems from the SI Joint, our experience in both clinical trials and commercial settings indicates the system to be introduced by Tenon could be beneficial for patients who are properly diagnosed and screened for surgery by trained healthcare providers.

In 2019, approximately 475,000 patients in the United States were estimated to have received an aesthetic injection to temporarily alleviate pain emanating from the SI Joint and/or to diagnose SI Joint pain. Additionally, several non-surgical technologies have been introduced in the past 10 years to address patients who do not respond to conservative options, including systemic oral medications, opioids, physical therapy and injection therapy.

To date, the penetration of a surgical solution for this market has been relatively low (5-7%). We believe this is due to complex surgical approaches and suboptimal implant design of existing options. The penetration of this market with an optimized surgical solution is Tenon’s focus.

We believe the SI Joint is the last major joint to be successfully addressed by the spine implant industry. Studies have shown that disability resulting from disease of the SI Joint is comparable to the disability associated with a number of other serious spine conditions, such as knee and hip arthritis and degenerative disc disease, each of which has surgical solutions where an implant is used, and a multi-billion-dollar market exists.

The SI Joint

The SI Joint is a strong weight bearing synovial joint situated between the lumbar spine and the pelvis and is aligned along the longitudinal load bearing axis of the human spine when in an upright posture. It functions as a force transfer conduit where it transfers axial loads bi-directionally from the spine to the pelvis and lower extremities and allows forces to be transmitted from the extremities to the spine. It also provides load sharing between the hip and spine to contribute towards attenuation of impact shock and stress from activities of daily living.

The SI Joint is a relatively immobile joint that connects the sacrum (the spinal segment that is attached to the base of the lumbar spine at the L5 vertebra) and the ilium of the pelvis. Each SI Joint is approximately 2-4mm wide and irregularly shaped.

Motion of the SI Joint features vertical shear and rotation. Although the rotational forces about the SI Joint are relatively low, repetitive motions created by daily activities such as walking, jogging, twisting at the hips, and jumping can increase the stresses on the SI Joint. If the SI Joint is compromised through injury or degeneration, the load bearing and motion restraints from the surrounding anatomical structures of the SI Joint will be compromised resulting in abnormal stress transfers across the joint to these structures, thereby further augmenting the degenerative cascade of the SI Joint. Eventual pain and cessation of an individual’s normal activities due to a painful and unstable SI Joint have led to an increase in the recent development of SI Joint stabilization devices.

Non-Surgical Treatment of Sacroiliac Joint Disease

Several non-surgical treatments exist for suspected sacroiliac joint pain. These conservative steps often provide desired relief for the patient. Non-surgical treatments include:

●	Physical Therapy.

●	Drug Therapy: including opiates and non-steroidal anti-inflammatory medications.

●	Intra-Articular Injections of Steroid Medications: which are typically performed by physicians who specialize in pain treatment or anesthesia.

When conservative steps fail to deliver sustained pain relief and return to quality of life, specific diagnostic protocols are utilized to explore if a surgical option should be considered.

Diagnosis

Historically, diagnosing pain from the SI Joint was not routinely a focus of orthopedic or neurosurgery training during medical school or residency programs. Due to its invasiveness, post-operative pain, and muscle disruption along with a difficult procedure overall, the open SI Joint fusion procedure was rarely taught in these settings.

The emergence of various less invasive SI Joint surgical technologies has generated a renewed discussion of SI Joint issues. Of particular focus is the diagnostic protocol utilized to properly select patients for SI Joint surgery. Patients with low back pain typically start with primary care physicians who often refer to pain specialists. Here, the patient will undergo traditional physical therapy combined with oral medications (anti-inflammatory, narcotic, etc.). If the patient fails to respond to these steps the pain specialist may move to therapeutic injections of the SI Joint. These injections may serve to lessen inflammation to the point that the patient is satisfied. However, the impact from these injections is often transient. In this case the patient is often referred to a clinician to determine if the patient may be a candidate for surgical intervention. A series of provocative tests in clinic, combined with a specific injection protocol to isolate the SI Joint as the pain generator is then utilized to confirm the need for surgical intervention. Published literature has shown this technique to be a very effective step to determine the best treatment to alleviate pain.

Limitations of Existing Treatment Options

Surgical fixation and fusion of the SI Joint with an open surgical technique was first reported in 1908, with further reports in the 1920s. The open procedure uses plates and screws, requires a 6 to 12-inch incision and is extremely invasive. Due to the high invasiveness and associated morbidity, the use of this procedure is limited to cases involving significant trauma, tumor, etc.

Less invasive surgical options along with implant design began to emerge over the past 15 years. These options feature a variety of approaches and implant designs and have been met with varying degrees of adoption. Lack of a standard and accepted diagnostic approach, complexity of approach, high morbidity of approach, abnormally high complication rates and inability to radiographically confirm fusion have all been cited as reasons for low adoption of these technologies.

Commercialization

Tenon’s Catamaran and SImmetery+ Systems make up the Company’s growing portfolio of advanced SI Joint technologies. Together, these platforms uniquely position Tenon with multiple surgical approaches – lateral and inferior-posterior – both designed to be minimally invasive, enable authentic arthrodesis and supported by robust clinical evidence, including the published prospective Mainsail™ and EVoluSIon™ SI Joint fusion studies. We anticipate that these differentiated technologies will enable physicians to customize treatment plans for their patients with an innovative portfolio that spans SI Joint, spinal fusion, and deformity adjuncts — each solution engineered to deliver fusion outcomes more reliably. We believe that this multi-platform, multi-approach strategy strengthens Tenon’s competitive advantage in the expanding SI Joint fusion market and underscores the Company’s commitment to delivering effective, durable outcomes for physicians and patients.

The Catamaran System

Tenon initiated its national commercial launch of The Catamaran System in October 2022 to address what we believe is a large market opportunity. The Catamaran System includes instruments and implants designed to prepare and fixate the SI Joint for fusion. The Catamaran System is distinct from other competitive offerings in the following ways:

●	Trans-articular placement across the SI Joint

●	Inferior- posterior sacroiliac fusion approach

●	Reduced approach morbidity

●	Direct visualization to the SI Joint

●	Single implant technique

●	Insertion trajectory away from the neural foramen

●	Insertion trajectory away from major lateral vascular structures

●	Autologous bone grafting in the ilium, sacrum and bridge

●	Radiographic confirmation of bridging bone fusion of the SI Joint

The fixation device and its key features are shown below:

Key Features

●   Robust single titanium implant

●   Incorporates fusion principles to facilitate long-term fixation

●   Immediate stabilization along the long axis of the joint.

●   Fenestrated pontoons designed to facilitate bony in-growth.

●   “Pontoons and Bridge window” filled with autologous bone from drilling process

●   Proprietary osteotome bridge designed to disrupt the joint in preparation for fusion

The Catamaran System represents a novel less invasive approach to treat SI Joint dysfunction. Its trans-articular placement, combined with a design rooted in fusion principles, ensures immediate fixation and stabilization supported by peer reviewed clinical and radiographic evidence of fusion with a compelling safety profile. The Catamaran System is a singular implant designed with several proprietary components which allow for it to be explicitly formatted to address the SI Joint with a single, less invasive approach and implant. This contrasts with several competitive implant systems that require multiple approach pathways and implants to achieve fixation. In addition, the inferior-posterior approach is designed to be direct to the joint and through limited anatomical structures which may minimize the morbidity of the approach. The implant features a patented dual pontoon open cell design which enables the clinician to pack the pontoons with the patient’s own autologous bone designed to promote bone fusion across the joint. The Catamaran System is designed specially to resist vertical shear and rotation of the joint in which it was implanted, helping stabilize the joint in preparation for eventual fusion.

The instruments we have developed are proprietary to The Catamaran System and specifically designed to transfix the SI Joint and facilitate an inferior-posterior approach that is unique to the system.

Tenon also has developed a proprietary 2D radiographic placement protocol as well as a protocol for 3D navigation utilizing the latest techniques in spine surgery. These Tenon advancements are intended to further enhance the safety and ease of the procedure and encourage more physicians to adopt the procedure.

In October 2022, we received Institutional Review Board (“IRB”) approval from WCG IRB for two separate Tenon-sponsored post market clinical studies of The Catamaran System. The approval by WCG allows designated Catamaran study centers to begin recruiting and enrolling patients into the clinical studies. The first approval from WCG IRB supports a prospective, multi-center, single arm post market study that will evaluate the clinical outcomes of patients with sacroiliac joint disruptions or degenerative sacroiliitis treated with The Catamaran System. Patients will be followed out to 24 months assessing various patient reported outcomes, radiographic assessments, and adverse events. The second prospective, multi-center, Catamaran study will evaluate 6-to-12-month radiographic outcomes to assess fusion of patients that have already undergone treatment with The Catamaran System. In addition, retrospective and prospective clinical outcomes will be evaluated.

The SImmetry+ System

In August 2025, we acquired The SImmetry+ System, which affords an efficient and effective minimally invasive technique to effect a true arthrodesis of the SI Joint in the following way:

●	Minimally invasive lateral access for safety and control

●	System designed with well-established orthopedic fusion principles

●	New 3D printed titanium implants and proprietary instrumentation provides rigid fixation

●	Joint preparation with the proprietary SImmetry Decorticator removes cartilage and decorticates opposing joint surfaces

●	Bone graft delivery to the prepared joint to facilitate fusion

Corporate Information

We were incorporated on June 6, 2012, in Delaware. Our principal executive offices are located at 104 Cooper Court, Los Gatos, CA 95032 and our telephone number is (408) 649-5760. Our website address is www.tenonmed.com. The information on, or that can be accessed through, our website is not part of this report. We have included our website address as an inactive textual reference only.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future, but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have taken advantage of certain reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

THE OFFERING

This prospectus relates to the resale or other disposition from time to time by the Selling Stockholders identified in this prospectus of up to 6,296,246 shares of our Common Stock. None of the shares registered hereby are being offered for sale by us.

Shares of Common Stock offered by the Selling Stockholders	6,296,246 shares of Common Stock, consisting of (i) 2,217,904 Shares; (ii) 2,217,904 Warrant Shares; (iii) 138,114 WG Shares (subject to the vesting schedule); (iv) 138,114 NG Shares (subject to the vesting schedule); (v) 986,528 SV Shares (473,533 shares of which are subject to a pledge to the Company), (vi) 591,128 SV Milestone Shares, and (vii) 6,554 SM Shares.

Common stock to be outstanding after this offering(1)	17,869,692 shares of Common Stock, assuming the exercise of all of the Warrants and issuance of all SV Milestone Shares.

Use of Proceeds	The Selling Stockholders will receive all of the proceeds of the sale of shares of Common Stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of Common Stock that may be sold from time to time pursuant to this prospectus; however, we will receive proceeds from any cash exercise of the Warrants. See “Use of Proceeds.” We intend to use the proceeds from any cash exercise of the Warrants for working capital purposes.

Plan of Distribution	The Selling Stockholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of Common Stock offered hereby from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may also resell the shares of Common Stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

Risk Factors	See “Risk Factors” beginning on page 6 of this prospectus and in the documents incorporated by reference to this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Nasdaq Capital Market trading symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “TNON.”

(1)	The number of shares of Common Stock to be outstanding immediately after this offering is based on 11,849,674 shares of Common Stock outstanding as of June 17, 2026, and excludes, as of such date:

●	8,173,914 shares of Common Stock issuable upon the exercise of outstanding warrants with a weighted average exercise price equal to $2.11 per share;

●	17,697 shares of Common Stock issuable upon the exercise of outstanding stock options, with a weighted average exercise price equal to $13.12 per share;

●	1,213,692 shares of Common Stock issuable upon the vesting of restricted stock units; and

●	42,841 shares of Common Stock reserved for future issuance under Tenon Medical, Inc. 2022 Equity Incentive Plan.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described in the documents incorporated by reference in this prospectus and any prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, together with the other information set forth in this prospectus, the risks described in Part I, Item 1A, Risk Factors in our most recent Annual Report on Form 10-K and in the other documents that we include or incorporate by reference into this prospectus, as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making a decision about investing in our securities. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any risks actually occur, our business, financial condition and results of operations may be materially and adversely affected. In such an event, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to the Resale of the Resale Shares and Ownership of Shares of Our Common Stock

An active trading market for our shares may not be sustained.

Although our shares are listed on The Nasdaq Stock Market LLC, the market for our shares has demonstrated varying levels of trading activity. The current level of trading may not be sustained in the future. The lack of an active market for our shares may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.

The Selling Stockholders may choose to sell the Resale Shares at prices below the current market price.

The Selling Stockholders are not restricted as to the prices at which they may sell or otherwise dispose of the Resale Shares covered by this prospectus. Sales or other dispositions of the Resale Shares below the then-current market prices could adversely affect the market price of our Common Stock.

A large number of shares of Common Stock may be sold in the market following this offering, which may significantly depress the market price of our Common Stock.

The Resale Shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of Common Stock may be sold in the public market following this offering. If there are significantly more shares of Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell Common Stock.

We will have broad discretion as to the proceeds that we receive from the cash exercise by any holder of the Warrants, and we may not use the proceeds effectively.

We will not receive any of the proceeds from the sale of the Resale Shares by the Selling Stockholders pursuant to this prospectus. We may receive up to approximately $2,572,769 in aggregate gross proceeds from cash exercises of the Warrants, based on the current per share exercise price of $1.16 of the Warrants. To the extent that we receive such proceeds, we intend to use the net proceeds from cash exercises of the Warrants for working capital, capital expenditures, and other general corporate purposes. We have considerable discretion in the application of such proceeds. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of the net proceeds from cash exercises of the Warrants, which may be used for corporate purposes that do not improve our profitability or increase the price of our shares of Common Stock. Such proceeds may also be placed in investments that do not produce income or that lose value. The failure to use such funds by us effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

You may experience future dilution as a result of issuance of the Resale Shares, future equity offerings by us and other issuances of our Common Stock or other securities. In addition, the issuance of the Resale Shares and future equity offerings and other issuances of our Common Stock or other securities may adversely affect our Common Stock price.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share as prior issuances of Common Stock. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share previously paid by investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock or securities convertible into Common Stock in future transactions may be higher or lower than the prices per share for previous issuances of Common Stock or securities convertible into Common Stock paid by certain investors. In addition, the exercise price of the Warrants for the Warrant Shares may be or greater than the price per share previously paid by certain investors. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of Common Stock under our equity incentive programs. In addition, the issuance of the Resale Shares and any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

Substantial future sales of shares of our Common Stock could cause the market price of our Common Stock to decline.

We expect that significant additional capital may be needed in the near future to continue our planned operations. Sales of a substantial number of shares of our Common Stock in the public market, or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our shares.

We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity, warrants and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of Common Stock. Additionally, we may acquire other technologies or finance strategic alliances by issuing our equity or equity-linked securities, which may result in additional dilution. Any issuances by us of equity securities may be at or below the prevailing market price of our Common Stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our Common Stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of Common Stock. The holders of any securities or instruments we may issue may have rights superior to the rights of holders of our Common Stock. If we experience dilution from issuance of additional securities and we grant superior rights to new securities over common stockholders, it may negatively impact the trading price of our shares of Common Stock.

Our Series A Preferred Stock and Series B Preferred Stock rank senior to our Common Stock.

Our Series A Preferred Stock and Series B Preferred Stock rank, with respect to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company, and redemption rights, senior to our Common Stock and each other class or series of securities now existing or hereafter authorized classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock and Series B Preferred Stock as to rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company, and redemption rights.

Conversion of Series A Preferred Stock, Series B Preferred Stock or the Convertible Promissory Notes or the exercise of the Offering Warrants, Note Warrants, Series A Warrants, Series B Warrants, Series C Warrants, Series D Warrants (as defined below), Series E Warrants (as defined below) or PIPE Warrants may cause significant dilution to our stockholders.

As of June 17, 2026, we have issued 204,159 shares of Series A Preferred Stock, which are convertible into 1,574,107 shares of common stock, 86,454 shares of Series B Preferred Stock, which are convertible into 272,314 shares of common stock and $5.16 million of Convertible Promissory Notes, which are convertible into up to 32,929,164 shares of our common stock. We also have the following outstanding warrants:

●	In June 2023, in connection with a registered offering of stock, we issued warrants to purchase a total of 250,000 shares of our common stock at an exercise price which was reset on July 16, 2023 to $25.168 per share (the “Offering Warrants”). The Offering Warrants were exercisable upon issuance and will expire five years from the date of issuance. Warrants to purchase a total of 207,484 are outstanding at June 17, 2026.

●	In November 2023, in connection with the issuance of convertible notes, we issued warrants to purchase a total of 5,625 shares of our common stock at an exercise price equal to $15.52 per share (the “Note Warrants”). The Note Warrants expire five years from the issuance date.

●	On February 20, 2024, in connection with the issuance of Series A Preferred Stock, we issued warrants to purchase a total of 51,937 shares of our common stock at an exercise price equal to $4.28 per share (the “Series A Warrants”). The Series A Warrants were exercisable upon issuance and expire five years from the date of issuance.

●	On September 5, 2024, in connection with the issuance of Series B Preferred Stock, we issued warrants to purchase a total of 16,214 shares of our common stock at an exercise price equal to $4.28 per share (the “Series B Warrants”). The Series B Warrants were exercisable upon issuance and expire five years from the date of issuance.

●	On March 11, 2025, in connection with a warrant inducement agreement, we issued unregistered five-year warrants to purchase up to an aggregate of 2,445,700 shares of our common stock at an exercise price of $1.25 per share and unregistered three-year warrants to purchase up to an aggregate of 1,222,850 shares of common stock at an exercise price of $1.25 per share (the “Series C Warrants”). The Series C Warrants were exercisable and their exercise period commenced when approval by our stockholders was received on September 18, 2025.

●	On March 26, 2025, in connection with a securities purchase agreement, we issued warrants to purchase up to 733,500 shares of our common stock at an exercise price of $2.00 per share (the “Series D Warrants”), which were exercisable upon issuance, and will expire five years following the date of issuance.

●	On March 27, 2025, in connection with a securities purchase agreement, we issued warrants to purchase up to 1,271,500 shares of our common stock at an exercise price of $2.00 per share (the “Series E Warrants”), which were exercisable upon issuance, and will expire five years following the date of issuance.

●	On November 11, 2025, in connection with the PIPE, we issued warrants to purchase 2,217,904 shares of our common stock at an exercise price of $1.16 per share, with an expiration date of three years from the date of issuance (the “PIPE Warrants”).

The issuance of shares of common stock upon the conversion of such shares of preferred stock or exercise of any of our outstanding warrants would dilute the percentage ownership interest of holders of our common stock, dilute the book value per share of our common stock, and increase the number of our publicly traded shares, which could further depress the market price of our common stock.

In addition, the Series A Preferred Stock, the Series B Preferred Stock, the Series A Warrants, the Series B Warrants and the Note Warrants contain weighted average anti-dilution provisions which, subject to limited exceptions, would increase the number of shares issuable upon exercise of such securities (by reducing the exercise price) in the event that we in the future issue common stock, or securities convertible into or exercisable to purchase common stock, at a price per share lower than the exercise price then in effect.

For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Additional risks not presently known or that we presently consider to be immaterial could subsequently materially and adversely affect our financial condition, results of operations, business, and prospects.

PRIVATE PLACEMENT

On November 10, 2025, the Company entered into securities purchase agreements (the “Purchase Agreements”) with the Investors pursuant to which the Company agreed to issue and sell an aggregate of 2,217,904 Shares, and/or pre-funded common stock purchase warrants, and Warrants, each exercisable for one share of Common Stock of the Company, at a combined offering price of $1.285 per Share and Warrant to purchase one share of Common Stock. The Warrants have an exercise price of $1.16 per share and expire three years from the date of issuance. The Purchase Agreements contained customary representations and warranties.

The offering closed on November 14, 2025, and the Company issued the Investors an aggregate 2,217,904 Shares and Warrants to purchase 2,217,904 shares of Common Stock of the Company. No pre-funded warrants were issued. The Company received approximately $2.85 million in gross proceeds of the offering, which it intends to use for working capital and general corporate purposes.

Steven Foster, the Company’s Chief Executive Officer and Director, Nathaniel Grawey, the Company’s Chief Commercial Officer, and Wyatt Geist, the Company’s Chief Innovation Officer, participated in the offering as Investors.

Under the Purchase Agreements the Company is required to file a registration statement covering the resale of all the Shares and Warrant Shares that may be issued pursuant to the Purchase Agreements within 30 days after the date of the Purchase Agreements. The Company shall pay all fees and expenses incident to the registration of such shares.

The issuance of the Shares and Warrants pursuant to the Purchase Agreements was made pursuant to the exemption from the registration requirements under the Securities Act available to the Company under Section 4(a)(2) and/or Regulation D promulgated thereunder due to the fact the offering of the Shares and Warrants did not involve a public offering of securities.

Terms of the Warrants

The Warrants have an exercise price of $1.16 per share, subject to adjustment as provided in the Warrants, and have a term of exercise of three years from the date of their issuance.

The exercise price of the Warrants, and the number of Warrant Shares, are subject to adjustment in the event of any stock dividend or split, reverse stock split, recapitalization, reorganization or similar transaction, as described in the Warrants. The Company may also at any time during the term of the Warrants, subject to the prior written consent of the holder, voluntarily reduce the then current exercise price to any amount and for any period of time, subject to the rules and regulations of Nasdaq.

A holder will not have the right to exercise any portion of the Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such Warrants.

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of Common Stock, the holder of the Warrants do not have the rights or privileges of a holder of Common Stock, including any voting rights, until the holder exercises such warrant.

The foregoing summaries of the Purchase Agreements and Warrants do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the forms of the Purchase Agreements and Warrants, which are filed as Exhibits 10.1 and 4.1 to the Company’s Current Report on Form 8-K filed with SEC on November 17, 2025, respectively and are incorporated herein by reference.

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds of the sale of shares of Common Stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of Common Stock that may be sold from time to time pursuant to this prospectus; however, we will receive proceeds from the cash exercise of the Warrants. We currently intend to use these net proceeds for working capital and general corporate purposes. We have not determined the amount of net proceeds to be used specifically for any of such purposes.

The expected use of net proceeds from the cash exercise of the Warrants represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our Common Stock to be sold by the Selling Stockholders pursuant to this prospectus. Other than registration expenses, the Selling Stockholders will bear any underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of shares of our Common Stock.

SELLING STOCKHOLDERS

The Resale Shares being offered by the Selling Stockholders include the Shares issued to the Investors in the Private Placement, the Warrant Shares issuable to the Investors upon exercise of the Warrants, NG Shares issued to Nathaniel Grawey, WG Shares issued to Wyatt Geist, SV Shares issued to SiVantage, SV Milestone Shares issuable to SiVantage upon achievement of certain milestones described in the Asset Purchase Agreement, and SM Shares issued to Steven Moscaret, an employee of the Company. For additional information regarding the issuances of the Shares and Warrants, see “Private Placement” above. See our Current Report on Form 8-K filed with the SEC on August 7, 2025 for more information about WG Shares, NG Shares, SV Shares, and SV Milestone Shares. We are registering the Resale Shares in order to permit the Selling Stockholders to offer them for resale from time to time.

The table below lists the Selling Stockholders and provides information regarding their beneficial ownership of shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on their ownership of the shares of Common Stock prior to the issuance of the Resale Shares and their beneficial ownership of shares of Common Stock as of June 17, 2026, assuming exercise of the Warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises and issuance of all SV Milestone Shares on that date. The third column lists the maximum number of shares of Common Stock being offered by this prospectus by the Selling Stockholders, without regard to any limitations on exercises. The fourth column assumes the sale of all of the Resale Shares offered by the Selling Stockholders pursuant to this prospectus. The fifth column shows the percentage of the Selling Stockholders’ beneficial ownership of the Common Stock after this offering, assuming the sale of all Resale Shares.

This prospectus generally covers the resale of the maximum number of Warrant Shares issuable upon exercise of the Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, without regard to any limitations on the exercise of the Warrants.

Under the terms of the Warrants, the Selling Stockholders may not exercise the Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock that would exceed 4.99%, of our then-outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such warrants which have not been exercised.

In addition, pursuant to the Asset Purchase Agreement, the maximum number of shares of Common Stock issuable to SiVantage by the Company at any time until August 1, 2028 is limited to 1,104,122 shares.

The number of shares in the second, third, fourth and fifth columns do not reflect these limitations. The Selling Stockholders may sell all, some or none of their Resale Shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder(1)	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering(2)	Percentage of Beneficial Ownership After Offering(2)
Adil Samad(3)	389,106	389,106	0	0%
Richard Morgan(4)	77,822	77,822	0	0%
Nabeel Hamoui(5)	233,464	233,464	0	0%
Wyatt Geist(6)	177,024	177,024	0	0%
Nate Grawey(7)	340,448	340,448	0	0%
Sean Monahan(8)	77,822	77,822	0	0%
Brooks Osburn(9)	116,732	116,732	0	0%
Theodore Osburn(10)	116,732	116,732	0	0%
Dylan Tipton(11)	38,910	38,910	0	0%
3D Dream Developers, LLC(12)	77,822	77,822	0	0%
Brian Handal(13)	155,642	155,642	0	0%
Steven Foster(14)	183,269	38,910	144,359	0.8%
Brian Ranft(15)	93,386	93,386	0	0%
Michael Venezia(16)	116,732	116,732	0	0%
The Scott H. Meyer Revocable Trust, u/a/d 01/24/2022(17)	77,822	77,822	0	0%
Troy Zielasko(18)	77,822	77,822	0	0%
Thomas Freeman(19)	389,106	389,106	0	0%
MQF Consulting Corporation(20)	233,464	233,464	0	0%
Battaglia, Amy(21)	31,128	31,128	0	0%
Grawey, Eileen(22)	77,822	77,822	0	0%
LQJ Investment Trust(23)	38,910	38,910	0	0%
Bryce Jenkinson(24)	233,464	233,464	0	0%
John Halliday(25)	116,732	116,732	0	0%
Daniel Fried(26)	15,564	15,564	0	0%
Bright Williamson(27)	389,106	389,106	0	0%
Steve Szabo(28)	31,128	31,128	0	0%
Richard Casko(29)	31,128	31,128	0	0%
Sunil Panchal(30)	396,888	396,888	0	0%
STRATA Trust Company, Custodian FBO Sunil J Panchal IRA Acct#300002386(31)	521,400	521,400	0	0%
SiVantage, Inc.(32)	1,577,656	1,577,656	0	0%
Steven Moscaret(33)	6,554	6,554	0	0%
Total	6,440,605	6,296,246	144,359	0.8%

(1)	Unless otherwise indicated, the address of the Selling Stockholders is c/o Tenon Medical Inc., 104 Cooper Ct., Los Gatos, CA 95032.

(2)	We do not know when or in what amounts a Selling Stockholder may offer shares for sale. The Selling Stockholder might not sell any or might sell all of the shares offered by this prospectus. Because the Selling Stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the Selling Stockholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the Selling Stockholder.

(3)	Includes 194,553 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(4)	Includes 38,911 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(5)	Includes 116,732 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(6)	The Selling Stockholder is the Chief Innovation Officer of the Company. Includes 138,114 shares of Common Stock subject to a vesting schedule and non-transferable, and 19,455 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(7)	The Selling Stockholder is the Chief Commercial Officer of the Company. Includes 138,114 shares of Common Stock subject to a vesting schedule and non-transferable, and 101,167 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(8)	Includes 38,911 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(9)	Includes 29,183 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(10)	Includes 58,366 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(11)	Includes 19,455 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(12)	Harsha Setty is the Manager of 3D Dream Developers, LLC and may be deemed to beneficially own the securities held by it. The principal address of the Selling Stockholder is 1416 Kensington Woods Drive, Lutz FL 33549. Includes 38,911 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(13)	Includes 77,821 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(14)	The Selling Stockholder is the Chief Executive Officer of the Company. Includes 19,455 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder..

(15)	Includes 46,693 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(16)	Includes 58,366 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(17)	Scott Meyer is the Trustee of the Selling Stockholder and has voting and investment power over the shares. The address of the Selling Stockholder is 4830 Alpha Pkwy NW, Apt 224, Rochester, MN 55901. Includes 38,911 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(18)	Includes 38,911 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(19)	Includes 194,553 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(20)	Matthew Fakhoury has voting and dispositive power over the securities held by MQF Consulting Corporation. The Selling Stockholder’s address is 9 Michael drive Scarsdale NY 10583. Includes 116,732 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(21)	Includes 15,564 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(22)	Includes 38,911 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(23)	Lenny Jue is the Trustee of the Selling Stockholder and has voting and investment power over the shares. The address of the Selling Stockholder is 7 Pleasure Cove, The Woodlands, TX 77381. Includes 19,455 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(24)	Includes 116,732 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(25)	Includes 58,366 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(26)	Includes 7,782 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(27)	Includes 194,553 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(28)	Includes 15,564 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(29)	Includes 15,564 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(30)	Includes 198,444 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(31)	Sunil Panchal is the Trustee of the Selling Stockholder and has voting and investment power over the shares. The address of the Selling Stockholder is 11813 Shire Wycliffe Ct., Tampa, FL 33626. Includes 260,700 Warrant Shares issuable upon exercise of the Warrants held by the Selling Stockholder.

(32)	Includes 473,533 shares of Common Stock that are subject to a pledge to the Company until August 1, 2026 to cover indemnification claims of the Company included in the Asset Purchase Agreement, and 591,128 SV Milestone Shares issuable upon achievement of certain milestones described in the Asset Purchase Agreement. Wyatt Geist and Nathaniel Grawey have voting and dispositive power over the securities held by SiVantage, Inc. The Selling Stockholder’s address is 3910 RCA Boulevard, Suite 1015, Palm Beach Gardens, FL 33410.

(33)	The Selling Stockholder is an employee of the Company.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities are “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the Selling Stockholders do not own any Warrants or Resale Shares as applicable.

Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The financial statements of Tenon Medical, Inc. as of and for the years ended December 31, 2025 and December 31, 2024 have been incorporated by reference herein and in the registration statement in reliance upon the report of Haskell & White LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. Haskell & White LLP’s report on the Company’s December 31, 2025 and 2024 financial statements included an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission’s website is www.sec.gov.

We make available free of charge on or through our website at www.tenonmed.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the Securities and Exchange Commission.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

●	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 27, 2026;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the SEC on May 15, 2026;

●	our Current Reports on Form 8-K filed with the SEC on February 6, 2026, February 27, 2026, March 17, 2026, March 19, 2026, May 12, 2026, May 22, 2026, June 11, 2026, and June 12, 2026;

●	our preliminary proxy statement on Schedule 14A filed with the SEC on June 12, 2026;

●	the description of our Common Stock contained in the Registration Statement on Form 8A12B (File No. 001-41364) relating thereto, filed on April 26, 2022, including any amendment or report filed for the purpose of updating such description; and

●	any future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to:

Tenon Medical, Inc.

Attn: Chief Financial Officer

104 Cooper Court

Los Gatos, California 95032

Telephone: (408) 649-5760

The information contained on our website is not a part of this prospectus.

TENON MEDICAL, INC.

6,296,246 Shares of Common Stock

PROSPECTUS

The date of this prospectus is         , 2026.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses in connection with the registration of the securities offered hereby. We will bear all of these expenses. All amounts are estimated except for the SEC registration fee:

Amount
SEC registration fee	$526.84
Accounting fees and expenses	7,500.00
Legal fees and expenses	60,000.00
Printing and related fees and expenses	2,500.00
Miscellaneous fees and expenses	1,173.16
Total	$71,700

Item 15. Indemnification of Directors and Officers

Section 102 of the General Company Law of the State of Delaware (“DGCL”) permits a Company to eliminate the personal liability of directors of a Company to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a Company has the power to indemnify a director, officer, employee, or agent of the Company, or a person serving at the request of the Company for another Company, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the Company, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our charter, as amended provides that we will indemnify to the fullest extent permitted from time to time by the DGCL or any other applicable laws as presently or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company, by reason of his acting as a director or officer of the Company or any of its subsidiaries (and the Company, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Company or any of its subsidiaries or is or was serving at the request of the Company in any other capacity for or on behalf of the Company) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, the Company shall be required to indemnify an officer or director in connection with an action, suit or proceeding (or part thereof) initiated by such person only if (i) such action, suit or proceeding (or part thereof) was authorized by the Board of Directors and (ii) the indemnification does not relate to any liability arising under Section 16(b) of the Exchange Act, as amended, or any rules or regulations promulgated thereunder. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise.

If a claim is not paid in full by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where any undertaking required by the By-laws of the Company has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors, legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Indemnification shall include payment by the Company of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification.

Item 16. Exhibits.

(a) Exhibits.

Exhibit No.	Description
3.1	Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to exhibit 3.1 to the Registrant’s Registration Statement on Form S-3 No. 333-271648, filed on May 4, 2023)
3.2	Certificate of Correction to Second Amended and Restated Certificate of Incorporation of the Registrant, filed on October 25, 2023 (incorporated by reference to exhibit 4.2 to the Registrant’s Registration Statement on Form S-8 No. 333-290808, filed on October 10, 2025)
3.3	Amendment to Certificate of Incorporation Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of the Registrant, filed on November 1, 2023 (incorporated by reference to exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 7, 2023)
3.4	Amendment to Certificate of Incorporation Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of the Registrant, filed on September 4, 2024 (incorporated by reference to exhibit 4.4 to the Registrant’s Registration Statement on Form S-8 No. 333-290808, filed on October 10, 2025)
3.5	Certificate of Designations, Rights and Preferences for Series A Preferred Stock of the Registrant, filed on February 20, 2024 (incorporated by reference to exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on February 22, 2024)
3.6	Amendment to Certificate of Designations, Rights and Preferences for Series A Preferred Stock, filed on September 5, 2024 (incorporated by reference to exhibit 4.6 to the Registrant’s Registration Statement on Form S-8 No. 333-290808, filed on October 10, 2025)
3.7	Certificate of Designations, Rights and Preferences for Series B Preferred Stock, filed on September 5, 2024 (incorporated by reference to exhibit 4.7 to the Registrant’s Registration Statement on Form S-8 No. 333-290808, filed on October 10, 2025)
3.8	Bylaws of the Registrant (incorporated by reference to exhibit 3.2 to the Registrant’s Registration Statement on Form S-1/A No. 333-260931, filed on April 20, 2022)
3.9	Amendment No. 1 to the Bylaws of the Registrant (incorporate by reference to exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on June 11, 2026)
4.1	Form of Representative’s Warrant in connection with the Registrant’s Initial Public Offering (incorporated by reference to exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A No. 333-260931, filed on April 15, 2022)
4.2	Form of publicly traded Warrant issued on June 16, 2023 (incorporated by reference to exhibit 4.1 the Registrant’s Registration Statement on Form S-1 No. 333-272488, filed on June 7, 2023)
4.3	Form of Warrant Agency Agreement between the Company and VStock Transfer, LLC (incorporated by reference to exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 No. 333-272488, filed on June 7, 2023)
4.4	Form of Warrant issued to investors on November 21, 2023 (incorporated by reference to exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed on November 28, 2023)
4.5	Form of Warrant issued to investors in the Series A Preferred Stock on February 20, 2024 (incorporated by reference to exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed on February 22, 2024)
4.6	Form of Warrant issued to the investors in the Series B Preferred Stock (incorporated by reference to exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed on September 6, 2024)
4.7	Description of Securities of the Registrant (incorporated by reference to the Registrant’s 8-A12B Registration Statement, filed on April 26, 2022)
4.8	Form of Series C-1 Warrant (incorporated by reference to exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on March 12, 2025)
4.9	Form of Series C-2 Warrant (incorporated by reference to exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed on March 12, 2025)
4.10	Form of Common Stock Purchase Warrant, dated November 13, 2025 (incorporated by reference to exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on November 17, 2025)

4.11	Form of Senior Convertible Promissory Notes, dated March 11, 2026 (incorporated by reference to exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on March 17, 2026)
5.1	Opinion of Legal Counsel to the Registrant
10.1#	Employment Agreement dated June 1, 2021 between Steven M. Foster and the Registrant (incorporated by reference to exhibit 10.15 the Registrant’s Registration Statement on Form S-1 No. 333-260931, filed on November 10, 2021)
10.2#	Employment Agreement dated June 1, 2021 between Richard Ginn and the Registrant (incorporated by reference to exhibit 10.16 to the Registrant’s Registration Statement on Form S-1 No. 333-260931, filed on November 10, 2021)
10.3#	Consulting Agreement dated May 7, 2021 by and between Richard Ferrari and the Registrant (incorporated by reference to exhibit 10.17 to the Registrant’s Registration Statement on Form S-1 No. 333-260931, filed on November 10, 2021)
10.4	Tenon Medical 2022 Equity Incentive Plan (incorporated by reference to exhibit 10.30 to the Registrant’s Registration Statement on Form S-1/A No. 333- 260931, filed on April 20, 2022)
10.5	Amendment to Tenon Medical, Inc. 2022 Equity Incentive Plan, dated as of July 23, 2024 (incorporated by reference to exhibit 4.10 to the Registrant’s Registration Statement on Form S-8 No. 333-293417, filed on February 12, 2026)
10.6	Amendment to Tenon Medical, Inc. 2022 Equity Incentive Plan, dated as of September 18, 2025 (incorporated by reference to exhibit 4.10 to the Registrant’s Registration Statement on Form S-8 No.333-290808, filed on October 10, 2025)
10.7	Form of Securities Purchase Agreement between the Registrant and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on July 28, 2023)
10.8	Form of Inducement Letter, dated March 11, 2025 (incorporated by reference to exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on March 12, 2025)
10.9	Asset Purchase Agreement between Tenon Medical Inc. and SiVantage Inc., dated August 1, 2025 (incorporated by reference to exhibit 2.1 to the Registrant’s Current Report on Form 8-K, filed on August 7, 2025)
10.10	Asset Purchase Agreement between Tenon Medical Inc. and SIMPL Medical, LLC, dated August 1, 2025 (incorporated by reference to exhibit 2.2 to the Registrant’s Current Report on Form 8-K, filed on August 7, 2025)
10.11#	Form of Employment Agreement between Tenon Medical Inc. and Wyatt Geist, dated August 1, 2025 (incorporated by reference to exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on August 7, 2025)
10.12#	Form of Employment Agreement between Tenon Medical Inc. and Nate Grawey, dated August 1, 2025 (incorporated by reference to exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on August 7, 2025)
10.13	Form of Securities Purchase Agreement, dated November 10, 2025, between Tenon Medical Inc. and Purchasers (incorporated by reference to exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on November 17, 2025)
10.14#	Offer Letter dated as of August 16, 2024, issued by the Company to Kevin Williamson (incorporated by reference to exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on August 27, 2024)
10.15	Form of Securities Purchase Agreement, dated March 11, 2026, between Tenon Medical, Inc. and Purchasers (incorporated by reference to exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on March 17, 2026)
21.1	List of Subsidiaries of the Registrant (incorporated by reference to exhibit 21.1 to the Registrant’s Registration Statement on Form S-1/A No. 333-281531, filed on September 9, 2024)
23.1	Consent of Haskell & White LLP
23.2	Consent of Counsel to Registrant (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page hereto)
107	Filing Fee Table.

#	Denotes management compensation plan, agreement or arrangement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Gatos, California, on June 22, 2026.

Tenon Medical, Inc.

By:	/s/ Steven M. Foster
Steven M. Foster Chief Executive Officer and President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Steven M. Foster	Chief Executive Officer and President, Director	June 22, 2026
Steven M. Foster	(Principal Executive Officer)

/s/ Richard Ginn	Chief Technology Officer and Director	June 22, 2026
Richard Ginn

/s/ Kevin Williamson	Chief Financial Officer	June 22, 2026
Kevin Williamson

/s/ Richard Ferrari	Director	June 22, 2026
Richard Ferrari

/s/ Ivan Howard	Director	June 22, 2026
Ivan Howard

/s/ Kristine Jacques	Director	June 22, 2026
Kristine Jacques

/s/ Robert K. Weigle	Director	June 22, 2026
Robert K. Weigle

/s/ Stephen H. Hochschuler, M.D.	Director	June 22, 2026
Stephen H. Hochschuler, M.D.